Investor Information	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034
Mark Oberle Phone: +1 972 443 4464 Fax: +1 972 332 9373 Mark.Oberle@celanese.com

CELANESE CORPORATION DECLARES
COMMON AND PREFERRED SHARE DIVIDENDS

DALLAS, Texas, January 5, 2006 — CELANESE CORPORATION (NYSE:CE) today declared quarterly dividends of $0.04 per share on its common stock and $0.265625 per share on its 4.25% convertible perpetual preferred stock, both payable on February 1, 2006.

The dividends are payable for the period from November 1, 2005 and ending on and including January 31, 2006 to owners of record as of January 15, 2006.

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemicals Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in 13 countries in North America, Europe and Asia. In 2004, Celanese Corporation and its predecessor had combined net sales of $5.1 billion. The presentation of combined net sales of Celanese Corporation with its predecessor is not in accordance with U.S. GAAP. For more information on Celanese Corporation including a reconciliation of the combined net sales, please visit the company's web site at www.celanese.com.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company.